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                                                            EXHIBIT (10)(ii)(c)

        Letter Agreement between Richman Gordman 1/2 Price Stores, Inc.
               and Dennis E. Reaves, dated May 15, 1996 modifying
                              Employment Agreement


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                               Mr. Dennis Reaves
                              11106 William Plaza
                             Omaha, Nebraska 68144


                                  May 15, 1996


Paul M. Bass, Jr, Chairman
Richman Gordman 1/2 Price Stores, Inc.
12100 West Center Road
Omaha, Nebraska 68144

Dear Paul:

        As you know, Richman Gordman 1/2 Price Stores, Inc. (the "Company") and I, Dennis Reaves ("Executive"), are parties to an Employment Agreement dated as of October 1, 1995, as amended by the First Amendment dated January 17, 1996 (the "Agreement"). Executive hereby resigns as a member of the Board of Directors, President and Chief Executive Officer of the Company effective as of this date.

        As you know, the Agreement contains a number of provisions relative to Executive's rights and benefits following the end of employment with the Company. This letter will confirm our mutual agreement to modify certain of these rights and benefits as specified in this letter. Except as modified, the Agreement shall remain in effect, including without limitation provisions of
Section 10. Capitalized terms used but not defined below have the meanings assigned in the Agreement.

        The Company and Executive agree as follows:

        1. Executive shall retain the cash bonus paid under Section 3(b) of the Agreement with no refund to the Company.

        2. Executive shall be paid Base Salary and benefits under Section 4 through today, including any accrued but unused vacation or sick leave, in accordance with the Company's normal policies.

        3. Executive shall be paid a lump sum payment of the present value of unpaid Base Salary through February 1, 1997, discounted to present value to today's date using a factor of six percent (6%).


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Paul M. Bass, Jr.
May 15, 1996
Page 2

     4. Executive's existing used benefits under Section 4 will continue to be paid by the Company as due through February 1, 1997. Nevertheless, in accordance with the Company's February 1, 1997. Nevertheless, in accordance with the Company's standard policies, Executive will convert and assume the cost of long-term disability and life insurance after today's date. The Company will match Executive's deferred 401(k) contributions up to the limit available to Executive, from the lump sum salary payment provided in Paragraph 3 above.

     5. Executive shall retain the Stock Bonus award of 405,000 shares of the Company's Class A Common Stock ("Stock") awarded to Executive by the Board today, and shall be paid the corresponding Tax Bonus authorized by the Board today.

     6. In addition, the Company shall issue to Executive, effective as of the closing referenced in Paragraph 8 below, the balance of the Stock Bonus due under Section 3(c)(3) of the Agreement, a total of 1,080,000 shares of Stock. No Tax Bonus shall be applicable to the Stock Bonus provided by this Paragraph 5.

     7. Executive hereby offers to sell to the Company, and the Company agrees to purchase, all shares of Stock owned by Executive (including shares issued as of this date), a total of 2,565,000 shares, for a price of $.088 per share, for an aggregate purchase price of $225,720.

     8. A closing shall take place no later than May 31, 1996, at which the following shall occur:

         a. Executive shall be paid all cash amounts payable under this letter, net of applicable federal and state deductions;

         b. The Company shall issue to Executive all shares required to be issued hereunder and Executive shall endorse and assign to the Company Executive's 2,565,000 shares of Stock; and

         c. The Company and Executive shall execute and deliver mutual releases, releasing each other as to any and all obligations or liabilities arising under the Agreement or otherwise as between the parties.


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Paul M. Bass, Jr.
May 15, 1996
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     9.  Executive will work with the new Acting President to assure a smooth transition and requests the right to use his office and appropriate secretarial staff during an interim period to be mutually agreed.

     I have been privileged to be a member of the Richman Gordman 1/2 Price organization for many years and extend my best wishes to the Company's Board, officers and associates.

                Very truly yours,

                /s/ Dennis E. Reaves

                Dennis E. Reaves

RESIGNATION ACCEPTED AND
TERMS AGREED TO:

RICHMAN GORDMAN 1/2 PRICE STORES, INC.

/s/ Paul M. Bass, Jr.
- ---------------------------
Paul M. Bass, Jr., Chairman






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